EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of June 7th, 2006 by and between Reza Zarif (“Employee”) and Probe Manufacturing, Inc., a Nevada corporation (the “Company”).

In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1.

Employment.  The Company shall employ Employee, and Employee agrees to serve in the employ of the Company, for the term set forth in Section 2 below and on the other terms and conditions set forth in this Agreement.

2.

Term.  The term of Employee’s employment hereunder shall be for the period commencing on the date of this Agreement (the “Effective Date”) and ending on the date two (2) years from the Effective Date, unless sooner terminated in accordance with this Agreement.

3.

Duties.

(a)

Position and Duties.  Employee shall be employed and serve as the Company’s Chief Executive Officer (or in such other position and/or with such other title as may be acceptable to Employee, in his sole discretion), and as such, Employee shall oversee and supervise the Company’s operations and perform such duties and have such responsibilities and authority appropriate to such position.  Employee shall have the authority to hire, supervise and terminate such persons and all other employees of the Company, other than those executive officers of the Company who are appointed by the Company’s Board of Directors under the Company’s by-laws.  As Chief Executive Officer, Employee shall report to the Company’s Board of Directors.

(b)

Performance.  Employee shall use his best efforts to take such actions and to devote such amount of his time as Employee as is reasonably appropriate and necessary to perform the duties and responsibilities required of Employee under Section 3(a) above.

(c)

Other Activities.  Neither this Agreement, nor Employee’s employment hereunder shall in any way limit or restrict Employee’s right or ability to directly or indirectly, as an employee, employer, agent, consultant, partner, shareholder, member, officer, director, manager, or in any other individual or representative capacity, organize and/or participate in any other business or personal undertaking or activity, whether during Employee’s employment with the Company or at any time thereafter; provided that (i) no such other business, undertaking or activity shall be competitive with the business of the Company and (ii) Employee’s engagement in such other activity may not interfere with Employee’s obligations under Section 3(b) above.

4.

Compensation.  For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept the base salary, bonuses and other benefits described below in this Section 4 and in Section 6(b).

(a)

Base Salary.  The Company shall pay Employee a monthly salary of $20,833, which is equivalent to $250,000 on an annualized basis.  Employee’s salary will be payable pursuant to the Company’s standard payroll practices, which currently consist of twenty-six (26) payroll periods per year. The difference between Employee’s current salary of $167,000 and the proposed $250,000 can be paid in stock at the Company’s Board of Director’s option.  The price of the shares pursuant to the stock grant shall be set at the closing market price of the Company’s common stock on the date of the grant.  The stock grants will take place on the final day of each fiscal quarter. The Company’s Board of Directors (the “Board”), in its sole discretion, may increase Employee’s base salary at any time during the term of Employee’s employment hereunder.  Any such increase shall not affect or diminish any other rights of Employee hereunder.

(b)

Benefits.  Employee will be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law.  Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

5.

Reimbursement of Expenses.  Employee shall be authorized to incur, on behalf and for the benefit of the Company, such reasonable expenses as Employee deems necessary or advisable in connection with the performance of Employee’s duties hereunder, including, without limitation, travel and entertainment expenses relating to the business of the Company.  The Company shall promptly reimburse Employee for all such expenses incurred by Employee upon the presentation of proper receipts or other appropriate documentation therefor in accordance with the Company's policies for expense reimbursement.

6.

Termination of Employment and Severance Benefits.

(a)

Termination of Employment.  This Agreement, and Employee’s employment with the Company hereunder, may be terminated during the term of this Agreement upon the occurrence of any of the following events:

(i)

the Company’s election to terminate Employee’s employment without Cause (as defined in Section 7 below), which election may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”),  provided that the Company shall give Employee notice of any Termination Without Cause at least thirty (30) days prior to the effective date thereof, unless Employee agrees to a shorter period;

(ii)

the Company’s election to terminate Employee’s employment for Cause (“Termination for Cause”);

(iii)

Employee’s election to terminate his employment with the Company for Good Reason (as defined in Section 7 below) (“Termination For Good Reason”), which termination shall be effective on the date Employee gives the Company a written notice stating that Employee is electing to terminate his employment hereunder for Good Reason or on any later effective date of termination set forth in such written notice;

(iv)

Employee’s election to terminate his employment with the Company without Good Reason (“Voluntary Termination”), which election may be made by Employee at any time at Employee’s sole discretion, for any or no reason, by giving the Company a written notice stating that Employee is electing to terminate his employment hereunder, provided that Employee shall give the Company notice of any Voluntary Termination at least thirty (30) days prior to the effective date thereof, unless the Company agrees to a shorter period; or

(v)

Employee’s death or Disability (as defined in Section 7 below).

(b)

Severance Benefits.  In the event Employee’s employment with the Company is terminated, Employee shall be entitled to receive the payments and severance benefits set forth in this Section 6(b).  The obligations of the Company and, if applicable, any successor to the Company’s business or assets following a Sale of the Company (as defined in Section 7 below), under this Section 6 shall survive the termination of this Agreement and the termination of Employee’s employment hereunder with the Company or any such successor.

(i)

Termination for Cause as defined in Section 7 (ii), (iii) and (iv); If Employee’s employment is terminated pursuant to a Termination For Cause for an act against the Company as defined in Section 7 (ii), (iii) and (iv) below under Section 6(a)(ii), Employee shall not be paid any benefit arising from this Agreement, including but not limited to, any salary, and unpaid vacation accrued as of the date of such termination of employment.  In addition, Employee’s benefits will also be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(ii)

 Voluntary Termination.  If Employee’s employment is terminated pursuant to a Termination For Cause as defined in Section 7 (i)  below under Section 6(a)(ii) or a Voluntary Termination under Section 6(a)(iv), then in either such event, Employee shall be paid  all salary, and unpaid vacation accrued as of the date of such termination of employment.  Employee’s benefits will be continued under the Company’s then existing benefit plans and policies that would have accrued during the remainder of the term under this Agreement immediately following the date of such termination of employment or the period required under applicable law.

(iii)

Termination Without Cause; Termination for Good Reason.  If Employee’s employment is terminated pursuant to a Termination Without Cause under Section 6(a)(i) above or pursuant to a Termination For Good Reason under Section 6(a)(iii) above, then in either such event, Employee shall be paid (A) all salary, bonuses and unpaid vacation accrued as of the date of such termination of employment, (B) an additional severance payment in an aggregate amount equal to all salary, bonuses and unpaid vacation that would have accrued during the remainder of the term under this Agreement immediately following the date of such termination of employment.  In addition to the payments required under clauses (A) and (B) above, Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination for a period of twelve months following the date of termination and the period required under applicable law.

(iv)

Termination by Reason of Death or Disability.  In the event that Employee’s employment with the Company terminates as a result of Employee’s death or Disability (as defined in Section 7 below), then in either such event, Employee or Employee’s estate or representative shall be paid all salary, bonuses and unpaid vacation accrued as of the date of such termination of employment.  In addition, Employee or Employee’s estate or representative shall be entitled to any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on such date and in accordance with applicable law.

(c)

Payments.  Upon any termination of Employee’s employment hereunder (i) all salary, bonuses (except if terminated for cause or for good reason) and accrued vacation payable pursuant to Section 6(b) shall be paid to Employee in full on the date of termination, and (ii) any other bonus payable pursuant to Section 4(b) and the applicable provision of Section 6(b) shall be paid to Employee in full within thirty (30) days..

7.

Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)

Cause.  The term “Cause” shall mean any of the following:

(i)

Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime causing substantial harm to the Company, or involving acts of theft, fraud, embezzlement, or similar conduct.

(ii)

Employee’s willful failure or refusal to perform his duties hereunder after receipt of written notice from the Board of Directors and a reasonable opportunity to so perform such duties.

(iii)

Employee’s gross negligence in the performance of his duties.

(iv)

Employee’s intentional misappropriation of funds or assets of Company.

(b)

Disability.  The term “Disability” shall mean that Employee has been unable to perform Employee’s duties hereunder as the result of Employee’s incapacity due to physical or mental illness, and such inability continues for at least one hundred eighty (180) consecutive calendar days during any consecutive twelve-month period, or if, after ninety (90) consecutive days following its commencement, such incapacity is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Employee or to Employee’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

(c)

Good Reason.  The term “Good Reason” shall mean and include any of the following: (i) the occurrence of a material breach by the Company of any of its obligations under this Agreement, and the failure of the Company to cure any such material breach within ten (10) days after the Company receives written notice thereof from Employee; (ii) Employee being assigned duties or responsibilities which are inconsistent with the duties and responsibilities contemplated by Section 3(a) or those typically assigned to management level personnel in companies of similar size as the Company, and the failure of the Company to relieve Employee from having to perform such duties within ten (10) days after the Company receives written notice from Employee of Employee's objection to such duties; (iii) any direct or indirect material reduction or diminution of Employee’s authority to directly oversee and supervise the Company’s operations, sales and marketing, or information systems activities or personnel, and the failure of the Company to remedy any such reduction or diminution of Employee’s authority within ten (10) days after the Company receives written notice from Employee of Employee's objection thereto; (iv) the Company having moved its principal place of business to a location more than fifty (50) miles from its present location in Costa Mesa; or (v) the occurrence of a Sale of the Company (as defined below in this Section 7) on the date of or at any time during the one hundred eighty (180) days immediately preceding Employee’s election to terminate his employment.  The Company acknowledges that under the foregoing clause (v), Employee shall have the right to terminate his employment hereunder with the Company or any successor, if applicable, for Good Reason pursuant to Section 6(a)(iii) upon the occurrence of a Sale of the Company or at any time within one hundred eighty (180) days following a Sale of the Company.

(d)

Sale of the Company.  The term “Sale of the Company” shall mean and include any of the following: (i) the sale of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company with or into any other entity as a result of which the shareholders of the Company immediately prior to such merger or consolidation own less than 50% of the total voting power or outstanding capital stock of the surviving corporation immediately following such merger or consolidation, or (iii) the sale of more than 50% of the outstanding stock of the Company to any third party or parties, which as a result the shareholders of the Company existing on the date hereof collectively own less than 50% of the voting power or outstanding capital stock of the Company.

8.

Representations, Warranties and Additional Covenants of the Company.  The Company hereby represents, warrants and covenants to Employee as follows in connection with entering into this Agreement:

(a)

Authorization; Enforceability.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement by the Company and the performance of all obligations of the Company hereunder has been taken.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)

Certified Board Resolutions.  Within five (5) days after the execution and delivery of this Agreement, the Company shall deliver to Employee copies of resolutions duly adopted by the Company’s Board of Directors authorizing, approving and ratifying the execution, delivery and performance of this Agreement by the Company.  Such resolutions shall be in form and substance acceptable to Employee and his counsel.  Such resolutions shall be certified by the Company’s Secretary and shall be inserted in the Company’s minute book.  The Company hereby represents and warrants that such Board resolutions constitute the only corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement by the Company and the performance of all obligations of the Company hereunder.

(c)

Quarterly Financial Statements.  In the event that Employee is not otherwise responsible for the overall preparation and review of the Company’s financial statements, then during the term of this agreement and as soon as practicable, but in any event within thirty (30) days after the end of each quarter of the Company’s fiscal year, the Company shall deliver to Employee an unaudited balance sheet of the Company as of the end of each such quarter and unaudited statements of income and cash flows of the Company for such quarter and for the current fiscal year to date, prepared in accordance with the Company’s past accounting practices, consistently applied, all in reasonable detail and setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year.

(d)

Notices.  The Company shall give Employee written notice of any proposed transaction that would constitute a Sale of the Company hereunder, not less than twenty (20) days prior to the consummation of such transaction.  Such notice shall state the material terms of the proposed transaction and the anticipated closing date thereof.

(e)

Indemnification.  The Company shall, to the maximum extent permitted by the California General Corporation Law (or the laws of any other state in which the Company may then be incorporated) or any other applicable law, defend, indemnify and hold Employee harmless from and against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that Employee is or was acting as an employee, agent, consultant, officer or director of the Company.  For purposes of this Section 8(e), a “proceeding” means any contemplated, threatened, pending or completed action, proceeding or inquiry, whether civil, criminal, administrative or investigative, and “expenses” includes, without limitation, the fees and costs of attorneys, accountants, experts and other professionals, as well as any other reasonable expense attendant to establishing a right to indemnification from the Company.  This Section 8(e) shall be cumulative with any other indemnification right to which Employee is entitled under the Company’s Articles of Incorporation, Bylaws or pursuant to any separate indemnification contract between the Company and Employee.

9.

No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

10.

No Liability for Termination by Employee.   The Company acknowledges (i) that Employee may elect to terminate his employment hereunder at any time, and (ii) that no such termination by Employee shall either constitute a breach of this Agreement by Employee or subject Employee to any damages or other liability whatsoever to the Company or any successor of the Company.

11.

Successors.  Any successor or assignee of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agrees expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession or assignment.  The terms of this Agreement shall inure to the benefit of, be binding upon, and be enforceable by, the Company’s successors and assignees and Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.

Miscellaneous Provisions.

(a)

Entire Agreement.  This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all oral, written or other communications or agreements with respect to such subject matter.

(b)

Amendments; Modifications.  Any term of this Agreement may be amended or modified only with the written consent of the parties hereto.

(c)

Delays or Omissions; Waivers.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(d)

Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as FEDEX or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e)

Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(f)

Attorney Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

 (g)

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

 (h)

Arbitration.  At the request of either the Company or Employee, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Orange County, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply California law, without reference to rules of conflict of laws or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(i)

Survival of Certain Provisions.  Sections 4, 5, 6, 7, 8, 9, 10, 11 and 12 of this Agreement, and the respective obligations of the parties and their successors and assigns under such sections, shall survive any termination of this Agreement and any termination of Employee’s employment hereunder.

(j)

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k)

Facsimile Signatures.  Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requires it.

(l)

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(m)

Advice of Counsel.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, The parties have executed this Employment Agreement as of the date first written above.

PROBE MANUFACTURING INC.

By:  /s/ Barrett Evans

Name: Barrett Evans

Title: Chairman

Address:   3050 Pullman Street

Costa Mesa, CA  92626

Facsimile:  (714) 424-2972

EMPLOYEE:

By: /s/ Reza Zarif

Reza Zarif

Address:   18 Marana

San Clemente, CA 92673

Facsimile:

Table of Contents

  2. Representations and Warranties of the Company
  6.12 Delays or Omissions
  “3.7 Titles